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                                                                    EXHIBIT 23.1

                             ACCOUNTANTS' CONSENT
                             --------------------




The Board of Directors
Vitesse Semiconductor Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-33918 and 333-40822) on Form S-8 and (Nos. 333-30456, 333-38764 and
333-38782) on Form S-3 of Vitesse Semiconductor Corporation of our report dated October 16, 2000, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 2000, and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended September 30, 2000, which report appears in the September 30, 2000, annual report on Form 10-K of Vitesse Semiconductor Corporation.

(signed) KPMG LLP

Los Angeles, California
December 18, 2000